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                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT
          Amendment No. 2 to Rights  Agreements,  dated as of June 23, 2000, by
and  between  CHURCHILL  DOWNS   INCORPORATED,   a  Kentucky   corporation  (the
"Company"),  and FIFTH THIRD BANK, as Rights Agent (the "Rights Agent").

          WHEREAS, the Board of Directors of the Company has authorized the execution and delivery by the Company of an Agreement and Plan of Merger dated of as of June 23, 2000 by and among the Company, A. Acquisition Corp., an Illinois corporation and a direct or indirect wholly owned subsidiary of the Company ("A Sub"), A. Management Acquisition Corp., an Illinois corporation and a direct or indirect wholly owned subsidiary of the Company ("A Management Sub"), T. Club Acquisition Corp., an Illinois corporation and a direct or indirect wholly owned subsidiary of the Company ("T Club Sub"), Arlington International Racecourse, Inc., an Illinois corporation ("A Corp."), Arlington Management Services, Inc., an Illinois corporation ("A Management Corp."), Turf Club of Illinois, Inc., an Illinois corporation ("T Club"), and Duchossois
Industries, Inc., an Illinois corporation ("D Corp.") and in connection therewith the Board has determined in good faith that certain amendments set forth to the Rights Agreement dated as of March 19, 1998 between the Company and Bank of Louisville as the initial Rights Agent, as heretofore amended, (the "Rights Agreement") are desirable and, pursuant to Section 26 of the Rights Agreement has duly authorized such amendments to the Rights Agreement. A duly authorized officer of the Company has executed and delivered this Amendment No. 2 to Rights Agreement (the "Amendment").

          WHEREAS, Fifth Third Bank has succeeded the Bank of Louisville as Rights Agent.

          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1. CERTAIN DEFINITIONS. For purposes of this Amendment, terms which are capitalized but not defined herein and which are defined in the Rights Agreement shall have the meanings ascribed to them in the Rights Agreement.

          2. AMENDMENT TO SECTION 1 OF THE RIGHTS AGREEMENT. Section 1 of the Rights Agreement is hereby amended to add the following definitions:

          "A Corp." shall mean Arlington International Racecourse, Inc., an Illinois corporation.

          "A Sub" shall mean A. Acquisition Corp, an Illinois corporation and a direct or indirect wholly owned subsidiary of the Company.

          "A Management Corp." shall mean Arlington Management Services, Inc., an Illinois corporation.

          "A Management Sub" shall mean A. Management Acquisition Corp, an Illinois corporation and a direct or indirect wholly owned subsidiary of the Company.



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          "D  Corp."  shall  mean  Duchossois  Industries,   Inc.,  an  Illinois
corporation.

          "D Corp. Shareholders" shall mean the record and beneficial owners of the shares of voting securities of D Corp.

          "Mergers" shall mean the merger of A Sub with and into A Corp., the merger of A Management Sub with and into A Management Corp. and the merger of T Club Sub with and into T Club pursuant to the Merger Agreement.

          "Merger Agreement" shall mean the Agreement and Plan of Merger dated as of June 23, 2000 by and among the Company, A Sub, A Management Sub, T Club Sub, A Corp., A Management Corp., T Club and D Corp., as the same may be amended from time to time in accordance with its terms.

          "T Club" shall mean Turf Club of Illinois, Inc., an Illinois corporation.

          "T Club Sub" shall mean T. Club Acquisition Corp., an
          Illinois corporation and a direct or indirect wholly owned subsidiary of the Company.

          "Voting Agreement" shall mean the Voting Agreement dated as of June 23, 2000 by and among D. Corp., Richard L. Duchossois and certain Directors of the Company.

          3.     RESTATEMENT  OF THE  DEFINITION OF "ACQUIRING  PERSON".     The
definition of "Acquiring Person" set forth in Section 1 of the Rights Agreement is hereby deleted in its entirety and replaced with the following definition:

          "ACQUIRING PERSON" shall mean a Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding but shall not include (a) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of such employee benefit plan, or (b) any such Person who has become and is such a Beneficial Owner solely because (i) of any change in aggregate number of Common Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares or (ii) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not (A) cause such Beneficial Ownership to equal or exceed 15% of the Common Shares then outstanding and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company which are inaccurate or out of date or (B) otherwise cause a Distribution Date or the adjustment provided for in Section 11(a) to occur. Notwithstanding clause (b)(ii) of the prior sentence, if any Person that is not an Acquiring Person due to such clause (b)(ii) does not reduce its percentage of Beneficial Ownership of Common Shares to less than 15% by the Close of Business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person's Beneficial Ownership of Common Shares so equals or exceeds 15%, such Person shall, at the end of such five Business Day period, become an Acquiring Person (and such clause (b)(ii) shall no longer apply to such Person). For purposes of this definition, the determination


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whether any Person acted in "good faith" shall be conclusively determined by the
Board of Directors of the Company. Notwithstanding the foregoing, (i) D Corp. shall only be an Acquiring Person when D Corp., alone or together with all Affiliates and Associates of D Corp., shall be the Beneficial Owner of more than 31% of the Common Shares then outstanding (after including the Common Shares acquired, or subject to acquisition, by D Corp. under or pursuant to the Merger Agreement) plus the Common Shares subject to the Voting Agreement and (ii) a D Corp. Shareholder shall only become an "Acquiring Person" when D Corp. and the D Corp. Shareholders, alone or together with all Affiliates and Associates of D Corp. and the D Corp. Shareholders, shall be the Beneficial Owner of more than 31% of the Common Shares then outstanding (after including the Common Shares acquired, or subject to acquisition, by D Corp. under or pursuant to the Merger Agreement) plus the Common Shares subject to the Voting Agreement (the foregoing sentence referred to herein as the "D Corp. Exclusion"). The percentages set forth in the immediately preceding sentence as the D Corp. Exclusion shall be automatically reduced from time to time, but in no event to less than 15%, to that percentage of the then outstanding Common Shares Beneficially Owned by such Person, alone or together with all Affiliates and Associates of such Person as determined pursuant to the immediately preceding sentence, but only if such percentage is less than the percentage of the then outstanding Common Shares Beneficially Owned by such Person, alone or together with all Affiliates and Associates of such person, as of the effective time of the Mergers.

          4.     ADDITION  OF  SECTION  33  OF  RIGHTS  AGREEMENT.    The Rights
Agreements is hereby amended to add thereto Section 33, which reads in its entirety as follows:

          Section 33. The Merger Agreement. Notwithstanding anything in this Rights Agreement to the contrary, and subject to the scope and applicability of the D Corp. Exclusion, no Distribution Date shall be deemed to have occurred, neither D Corp. nor any D Corp. Shareholder or any Affiliate or Associate of D Corp. shall be deemed to have become an Acquiring Person or have any obligation under this Rights Agreement, and no holder of any Rights Certificate shall be entitled to exercise the Rights evidenced thereby under, or be entitled to any rights or benefits pursuant to, this Rights Agreement in each case by reason of
(a) the approval, execution or delivery of the Merger Agreement, or (b) consummation of any of the transactions contemplated thereby, including, without limitation, the Mergers.

          5. EFFECTIVENESS. The Amendment shall be effective as of June 23, 2000 as if executed by both parties on such date. Except as expressly amended by this Amendment, the Rights Agreement shall remain in full force and effect.

          6. GOVERNING LAW. This Amendment shall be deemed to be a contract under the laws of the Commonwealth of Kentucky and for all purposes shall be governed by, construed and enforced in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

          7. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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          8.     SEVERABILITY.   If any term, provision, covenant or restriction
of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          9. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.


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          IN WITNESS  WHEREOF,  the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                  CHURCHILL DOWNS INCORPORATED


                                  By:   /S/ ROBERT L. DECKER
                                  Title: Robert L. Decker, Executive Vice
                                         President and Chief Financial Officer


FIFTH THIRD BANK, as Rights Agent


By:      /S/ GEOFFREY D. ANDERSON
Title:   Assistant Vice President




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